For More Information:
Ronald A. Miller
Executive Vice President and Chief Financial Officer
Phone: 585-786-1102

FOR IMMEDIATE RELEASEFinancial Institutions Reports Results for Third Quarter 2006

and Announces Stock Repurchase Program

•	Solid results reflect improved asset quality, lower costs and continued operating efficiencies

•	Board authorizes $5.0 million stock repurchase

•	$1.4 million gain on trust business sale

•	$25 million secured debt to be repaid

WARSAW, N.Y., October 25, 2006 — Financial Institutions, Inc. (NASDAQ: FISI) (“FI”), the parent company of Five Star Bank, today announced its financial results for the third quarter ended September 30, 2006. Net income for the quarter was $5.2 million, or $0.43 per diluted share, compared with net income of $9.0 million, or $0.76 per diluted share, for the third quarter of 2005. Included in income for the third quarter of last year was a net gain of $9.2 million related to the sale or settlement of lower quality commercial related loans. This year’s third quarter included a $1.4 million gain on the sale of the Company’s trust operations, which closed September 29, 2006.

Excluding these impacts, the primary contributors to the 2006 third quarter results were a $0.5 million credit for loan losses compared with a $1.5 million provision for loan losses last year and a $1.7 million reduction in noninterest expense compared with the same quarter last year. The improved risk profile of the Company’s loan portfolio contributed to the credit for loan losses, while lower noninterest expenses are the result of improved operating efficiencies and the reduction of costs associated with asset quality issues and regulatory matters.

Net income for the nine-month period of 2006 was $14.4 million, or $1.17 per diluted share, compared with a net loss of $0.7 million, or $0.16 net loss per diluted share for the same period last year. The 2005 nine-month period results reflected a higher provision for loan losses as a result of write-downs associated with the decision to sell approximately $169 million of commercial related loans in 2005.

Total assets at September 30, 2006 were $1.952 billion compared with $2.022 billion and $2.095 billion at December 31, 2005 and September 30, 2005, respectively.

Mr. Peter G. Humphrey, President and CEO of Financial Institutions, Inc., stated, “The risk profile of our loan portfolio continues to improve. Our team continues to be patient and disciplined in our approach to lending in our challenging marketplace. In addition, higher quality credits are helping to offset the exit of lower quality credits. We have put in place many initiatives that we believe over the long run will result in our gaining greater market share, strengthened brand recognition, a solid loan portfolio, and a strong base of loyal customers. These initiatives include:

•	A retooled small business lending program. The number of approved SBA loans increased by approximately 49% over last year, and we are currently ranked among the top 100 SBA lenders nationally in number of loans originated.

•	We offer same-day response for credit approval on most consumer and small business loans

•	Our marketing and customer service remains local, responsive and friendly.

•	We have implemented a progressive sales and marketing plan through customer events, signage, and print, television and radio advertisements throughout our territory.

•	We have established consistent service standards throughout the Company, and

•	We are expanding our branch-based lending programs.”

Common Stock Repurchase Program

At its regular meeting today, the Company’s Board of Directors approved a one-year, $5.0 million common stock repurchase program. The Company’s stock closed today at $22.13 per share and there were 11.3 million shares outstanding at September 30, 2006.

Under the program, stock repurchases may be made either in the open market or through privately negotiated transactions in amounts and at times and prices as determined by the Company.

Erland E. “Erkie” Kailbourne, Chairman of the Board commented, “Given the Company’s strengthened financial performance and available capital, we believe a common stock repurchase program together with the other initiatives the Company has taken over the past few quarters will continue to enhance shareholder value.”

Credit for Loan Losses, Allowance for Loan Losses and Asset Quality

FI recorded a credit for loan losses of $0.5 million and $1.8 million for the third quarter and the first nine months of 2006, respectively. Net loan charge-offs were $0.4 million for the third quarter and

$0.7 million for the first nine months of 2006. Nonperforming loans at September 30, 2006 were $12.8 million, representing reductions of $2.4 million from June 30, 2006, $5.2 million from December 31, 2005, and $3.4 million from September 30, 2005. The improved risk profile of the loan portfolio, the low level of net loan charge-offs, and a smaller loan portfolio all contributed to the credit for loan losses for the quarter and year-to-date periods. The allowance for loan losses was $17.7 million and $20.2 million at September 30, 2006 and December 31, 2005, respectively.

Net loan charge-offs to average loans (annualized) for the third quarter 2006 were 0.18% and for the first nine months of 2006 were .10%. At September 30, 2006, the allowance for loan losses as a percentage of total loans was 1.88% compared with 1.95% at June 30, 2006, 2.04% at December 31, 2005 and 2.05% at September 30, 2005. The ratio of allowance for loan losses to nonperforming loans was 138% at September 30, 2006 compared with 121% at June 30, 2006, 112% at December 31, 2005 and 128% at September 30, 2005.

The ratio of nonperforming loans to total loans was 1.36% at the end of the third quarter 2006 compared with 1.61% at June 30, 2006, 1.82% at December 31, 2005 and 1.60% at the end of last year’s third quarter.

Net Interest Income

For the third quarter of 2006 net interest income was $14.7 million compared with $16.3 million for the third quarter of 2005. For the 2006 and 2005 nine-month periods, net interest income was $45.2 million and $51.5 million, respectively. The decline in net interest income was principally due to a decline in the amount of earning assets. For the third quarter of 2006, average earning assets were $1.778 billion compared with $1.933 billion for the third quarter of 2005 and for the nine months ended September 30, 2006, average earning assets were $1.814 billion compared with $1.990 billion for the same period last year. Net interest margin was 3.56% for the third quarter of 2006, down 3 basis points from the same period last year and for the first nine months of 2006 net interest margin was 3.59%, down 9 basis points from the comparable period in 2005.

Loans at September 30, 2006 were $941 million, down $72 million, or 7%, when compared with $1.013 billion at the same time last year and down $12 million from June 30, 2006. Commercial loans represent $64 million of the decline from last year and $10 million of the drop from June 30, 2006.

Total average deposits were $1.593 billion for the third quarter of 2006 compared with $1.767 billion for the third quarter of 2005 and for the first nine months of 2006 averaged $1.637 billion compared with $1.807 billion for the first nine months of 2005. Contributing to the decline in deposits were fewer certificates of deposit, including brokered certificates of deposit, as the Company actively managed to lower the level of these higher cost deposits. Other deposit categories have declined from deposit outflows associated with the effects of the 2005 loan sale and from competitors offering higher rate products.

In addition to the decline in loans and deposits, the overall mix of the Company’s earning assets has changed, with loans, which generally have a higher interest yield then investments, representing a lower percentage of earning assets. For the first nine months of 2006 average loans represented 53% of earning assets compared with 59% for the same period last year. The decline in the volume of total earning assets together with the change in the mix of earning assets and a small drop in net interest margin collectively result in the decline in net interest income.

Noninterest Income

Noninterest income for the third quarter and nine months ended September 30, 2006 was $7.0 million and $17.1 million, respectively. This compared with noninterest income in the third quarter and first nine months of 2005 of $14.7 million and $24.4 million, respectively. Service charges on deposits, the largest contributor to noninterest income, at $3.1 million and $8.6 million for the 2006 third quarter and nine month periods, respectively, was relatively unchanged from the comparable periods in 2005. ATM and debit card income grew $0.1 million, or 31%, and $0.4 million, or 33%, for the quarter and nine-month period this year when compared with the same periods last year. Mortgage banking activities for the third quarter of 2006 were down $0.1 million when compared with the third quarter of 2005 and for the first nine months of 2006 are down $0.4 million from the first nine months of 2005.

As previously mentioned, the third quarter of 2006 included a $1.4 million gain on the sale of the Company’s trust operations, while the third quarter of 2005 included a $9.2 million net gain on the sale or settlement of commercial related loans. Also included in noninterest income for the first nine months of 2006 was $0.5 million in income associated with corporate owned life insurance.

Noninterest Expense

Noninterest expense for the third quarter of 2006 decreased $1.7 million, or 11%, to $14.6 million from

$16.3 million for the third quarter of 2005. For the first nine months of 2006, noninterest expense declined $4.9 million, or 10%, to $44.4 million compared with $49.3 million for the same period in 2005. These declines were related to operational efficiencies gained from the consolidation of the Company’s subsidiary banks at the end of 2005, the elimination of professional service fees related to last year’s asset quality and regulatory issues, as well as lower FDIC insurance costs.

The Company’s efficiency ratio for the third quarter of 2006 was 67.21% compared with 67.29% for the second quarter of 2006 and 70.24% for the third quarter of 2005. The improved efficiency ratio is reflective of a proportionately greater reduction in noninterest expense than in revenue.

Capital Management and Outlook

On October 2, 2006 the Company paid a third quarter common dividend of $.09 per share, which represented an increase of $.01 per share over the second quarter of 2006.

At its regular meeting today the FI Board approved the early repayment of a $25 million term loan that FI has with another financial institution. The debt was scheduled to be repaid in equal annual installments beginning in December 2007 and ending in December 2010. It is expected that this action will result in an annual increase in net interest income of approximately $0.5 million.

“Through patience and discipline, the Company has built a solid capital base from which we can grow. We believe that our 12.5% increase in the quarterly dividend, the Board approval of our stock repurchase program and our debt repayment action are all actions that will contribute to growing shareholder value,” Mr. Humphrey noted.

Shareholders’ equity at September 30, 2006 was $182.0 million compared with $171.8 million at December 31, 2005.

Mr. Humphrey concluded, “Our disciplined credit culture, successful consolidation and enhanced asset quality has stabilized our franchise allowing us to focus on new business opportunities to grow our market share within our 10,000 square-mile footprint.”

Webcast and Conference Call

A company-hosted teleconference will be held at 10:00 a.m. eastern time on October 26, 2006. During the teleconference, Peter G. Humphrey, President and CEO, and Ronald A. Miller, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Financial Institutions’ corporate strategy and outlook. A question-and-answer session will follow.

The Financial Institutions conference call can be accessed the following ways:

•	The live webcast can be found at http://www.fiiwarsaw.com. Participants should go to the website 10-15 minutes prior to the scheduled conference in order to download any necessary audio software.

•	The teleconference can be accessed by dialing 1-913-312-1299 approximately 5-10 minutes prior to the call.

To listen to the archived call:

•	The archived webcast will be at http://www.fiiwarsaw.com. A replay can also be heard by calling 1-719-457-0820, and entering passcode 4458943. The telephonic replay will be available until November 2, 2006 at 11:59 p.m. ET.

About Financial Institutions, Inc.
With total assets of $1.952 billion, Financial Institutions, Inc. is the parent company of Five Star Bank, which provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 70 ATM’s in Western and Central New York State. Through its Investment Services affiliate, Five Star Investment Services, Inc., FI also provides diversified financial services to its customers and clients, including brokerage and insurance. More information on FI and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements, which include its ability to implement its strategic plan, its ability to reduce operating expenses, the attitudes and preferences of customers, the competitive environment and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

TABLES FOLLOW.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Other Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended
	September 30,
	2006	2005	$ Change	% Change
Interest and dividend income	$25,823	$25,495	$328	1%
Interest expense	11,141	9,238	1,903	21%

Net interest income	14,682	16,257	(1,575)	(10)%
(Credit) provision for loan losses	(491)	1,529	(2,020)	(132)%

Net interest income after (credit) provision for loan losses	15,173	14,728	445	3%

Noninterest income:
Service charges on deposits	3,054	3,076	(22)	(1)%
ATM and debit card income	558	426	132	31%
Financial services group fees and commissions	491	678	(187)	(28)%
Mortgage banking activities	284 14	384	(100)	(26)%
Income from corporate owned life insurance	14	15	(1)	(7)%
Net gain on sale of student loans held for sale	427	162	265	164%
Net gain on sale of commercial-related loans held for sale	-	9,212	(9,212)	(100)%
Net loss on sale of premises and equipment	(12)	(6)	(6)	(100)%
Net loss on sale of other real estate and repossessed assets	(44)	(19)	(25)	(132)%
Gain on sale of the trust business	1,365	-	1,365	-%
Other	842	821	21	3%

Total noninterest income	6,979	14,749	(7,770)	(53)%

Noninterest expense:
Salaries and employee benefits	8,510	8,808	(298)	(3)%
Occupancy and equipment	2,293	2,252	41	2%
Supplies and postage	442	530	(88)	(17)%
Amortization of intangibles	108	108	-	-%
Computer and data processing	469	412	57	14%
Professional fees	660	1,344	(684)	(51)%
Other	2,111	2,858	(747)	(26)%

Total noninterest expense	14,593	16,312	(1,719)	(11)%
Income from continuing operations before income taxes	7,559	13,165	(5,606)	(43)%
Income tax provision from continuing operations	2,314	4,205	(1,891)	(45)%

Income from continuing operations	5,245	8,960	(3,715)	(41)%

Discontinued operation:
Loss from operation of discontinued subsidiary	-	(84)	84	100%
Gain on sale of discontinued subsidiary	-	88	(88)	(100)%
Income tax benefit	-	(7)	7	100%

Income on discontinued operation	-	11	(11)	(100)%

Net income	$5,245	$8,971	$(3,726)	(42)%

Preferred stock dividends	$371	$372	$(1)	-%

Taxable-equivalent net interest income	$15,853	$17,418	$(1,565)	(9)%

Per common share data:

Basic:
Income from continuing operations	$0.43	$0.76	$(0.33)	(43)%
Net income	$0.43	$0.76	$(0.33)	(43)%

Diluted:
Income from continuing operations	$0.43	$0.76	$(0.33)	(43)%
Net income	$0.43	$0.76	$(0.33)	(43)%
Cash dividends declared	$0.09	$0.08	$0.01	13%

Common shares outstanding:
Weighted average shares – basic	11,327,362	11,333,374
Weighted average shares – diluted	11,371,963	11,353,367

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Additional Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended
	September 30,
	2006	2005
Performance ratios, annualized
Return on average assets	1.09%	1.71%
Return on average common equity	12.16%	22.43%
Common dividend payout ratio	20.93%	10.53%
Net interest margin (tax-equivalent)	3.56%	3.59%
Efficiency ratio (1)	67.21%	70.24%
Asset quality data:
Past due over 90 days and accruing	$—	$36
Nonaccrual loans	12,804	16,140

Total nonperforming loans	12,804	16,176
Other real estate owned (ORE)	1,551	1,197

Total nonperforming loans and ORE	14,355	17,373
Nonaccrual loans held for sale	—	1,681

Total nonperforming assets	$14,355	$19,054

Net loan charge-offs	$418	$1,824
Asset quality ratios:
Nonperforming loans to total loans (2)	1.36%	1.60%
Nonperforming loans and ORE to total loans and ORE (2)	1.52%	1.71%
Nonperforming assets to total assets	0.74%	0.91%
Allowance for loan losses to total loans (2)	1.88%	2.05%
Allowance for loan losses to nonperforming loans (2)	138%	128%
Net loan charge-offs to average loans (annualized)	0.18%	0.71%
Capital ratios:
Average common equity to average total assets	8.36%	7.30%
Leverage ratio	8.87%	7.52%
Tier 1 risk-based capital ratio	15.33%	13.17%
Risk-based capital ratio	16.58%	14.42%

(1)	Ratio excludes the operations of discontinued subsidiary.

(2)	Ratios exclude nonaccruing loans held for sale from nonperforming loans and exclude loans held for sale from total loans.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) and Other Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Nine months ended
	September 30,
	2006	2005	$ Change	% Change
Interest and dividend income	$76,848	$77,733	$(885)	(1)%
Interest expense	31,675	26,249	5,426	21%

Net interest income	45,173	51,484	(6,311)	(12)%
(Credit) provision for loan losses	(1,842)	27,110	(28,952)	(107)%

Net interest income after (credit) provision for loan losses	47,015	24,374	22,641	93%

Noninterest income:
Service charges on deposits	8,559	8,605	(46)	(1)%
ATM and debit card income	1,645	1,233	412	33%
Financial services group fees and commissions	1,559	2,059	(500)	(24)%
Mortgage banking activities	898	1,248	(350)	(28)%
Income from corporate owned life insurance	466	52	414	796%
Net gain on sale and call of securities	- 604	14	(14)	(100)%
Net gain on sale of student loans held for sale	604 82	209	395	189%
Net gain on sale of commercial-related loans held for sale	82	9,212	(9,130)	(99)%
Net gain (loss) on sale of premises and equipment	2	(103)	105	102%
Net gain (loss) on sale of other real estate and repossessed assets	63	(24)	87	363%
Gain on sale of the trust business	1,365	-	1,365	-%
Other	1,873	1,942	(69)	(4)%

Total noninterest income	17,116	24,447	(7,331)	(30)%

Noninterest expense:
Salaries and employee benefits	25,294	26,881	(1,587)	(6)%
Occupancy and equipment	7,083	6,754	329	5%
Supplies and postage	1,452	1,663	(211)	(13)%
Amortization of intangibles	323	323	-	-%
Computer and data processing	1,312	1,359	(47)	(3)%
Professional fees	2,090	3,534	(1,444)	(41)%
Other	6,895	8,808	(1,913)	(22)%

Total noninterest expense	44,449	49,322	(4,873)	(10)%
Income (loss) from continuing operations before income taxes	19,682	(501)	20,183	4,029%
Income tax provision (benefit) from continuing operations	5,324	(2,278)	7,602	334%

Income from continuing operations	14,358	1,777	12,581	708%

Discontinued operation:
Loss from operation of discontinued subsidiary	-	(340)	340	100%
Loss on sale of discontinued subsidiary	-	(1,112)	1,112	100%
Income tax expense	-	1,030	(1,030)	(100)%

Loss on discontinued operation	-	(2,482)	2,482	100%

Net income (loss)	$14,358	$(705)	$15,063	2,137%

Preferred stock dividends	$1,115	$1,116	$(1)	-%

Taxable-equivalent net interest income	$48,791	$54,916	$(6,125)	(11)%

Per common share data:

Basic:
Income from continuing operations	$1.17	$0.06	$1.11	1,850%
Net income (loss)	$1.17	$(0.16)	$1.33	831%

Diluted:
Income from continuing operations	$1.17	$0.06	$1.11	1,850%
Net income (loss)	$1.17	$(0.16)	$1.33	831%
Cash dividends declared	$0.25	$0.32	$(0.07)	(22)%
Book value	$14.49	$13.77	$0.72	5%

Common shares outstanding:
Weighted average shares – basic	11,326,482	11,292,824
Weighted average shares – diluted	11,357,678	11,325,115
Period end actual	11,347,375	11,333,318

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Additional Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Nine months ended
	September 30,
	2006	2005
Performance ratios, annualized
Return (loss) on average assets	0.99%	(0.04)%
Return (loss) on average common equity	11.35%	(1.51)%
Common dividend payout ratio	21.37%	>100%
Net interest margin (tax-equivalent)	3.59%	3.68%
Efficiency ratio (1)	68.16%	69.47%
Asset quality data:
Net loan charge-offs	$708	$45,512
Net loan charge-offs to average loans (annualized)	0.10%	5.28%

(1)	Ratio excludes the operations of discontinued subsidiary.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2006	2005	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$52,910	$47,258	$5,652	12%
Federal funds sold	80,223	44,682	35,541	80%
Investment securities (HTM and AFS)	779,703	833,448	(53,745)	(6)%
Loans held for sale	721	1,253	(532)	(42)%
Loans	941,011	992,321	(51,310)	(5)%
Less: Allowance for loan losses	17,681	20,231	(2,550)	(13)%

Loans, net	923,330	972,090	(48,760)	(5)%
Goodwill	37,369	37,369	—	—%
Other assets	77,873	86,292	(8,419)	(10)%

Total assets	$1,952,129	$2,022,392	$(70,263)	(3)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$270,671	$284,958	$(14,287)	(5)%
Savings, money market, and interest-bearing checking	714,141	755,229	(41,088)	(5)%
Certificates of deposit	654,807	677,074	(22,267)	(3)%

Total deposits	1,639,619	1,717,261	(77,642)	(5)%
Short-term borrowings	40,549	35,106	5,443	16%
Long-term borrowings	54,342	63,391	(9,049)	(14)%
Junior subordinated debentures issued to unconsolidated
subsidiary trust	16,702	16,702	—	—%
Other liabilities	18,919	18,175	744	4%

Total liabilities	1,770,131	1,850,635	(80,504)	(4)%

Shareholders’ equity:
Preferred equity	17,623	17,634	(11)	—%
Common equity and accumulated other
comprehensive loss	164,375	154,123	10,252	7%

Total shareholders’ equity	181,998	171,757	10,241	6%

Total liabilities and shareholders’ equity	$1,952,129	$2,022,392	$(70,263)	(3)%

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Average Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	Three months ended
	September 30,
	2006	2005	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$42,970	$43,351	$(381)	(1)%
Federal funds sold	39,299	43,395	(4,096)	(9)%
Commercial paper due in less than 90 days	975	—	975	—%
Investment securities (HTM and AFS)	774,664	796,666	(22,002)	(3)%
Loans held for sale	495	64,822	(64,327)	(99)%
Loans	944,751	1,026,636	(81,885)	(8)%
Less: Allowance for loan losses	18,653	21,054	(2,401)	(11)%

Loans, net	926,098	1,005,582	(79,484)	(8)%
Goodwill	37,369	37,369	—	—%
Other assets	80,272	92,047	(11,775)	(13)%

Total assets	$1,902,142	$2,083,232	$(181,090)	(9)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$260,585	$281,023	$(20,438)	(7)%
Savings, money market, and interest-bearing checking	681,976	755,213	(73,237)	(10)%
Certificates of deposit	650,712	731,067	(80,355)	(11)%

Total deposits	1,593,273	1,767,303	(174,030)	(10)%
Short-term borrowings	35,552	33,348	2,204	7%
Long-term borrowings	62,260	72,076	(9,816)	(14)%
Junior subordinated debentures issued to unconsolidated
subsidiary trust	16,702	16,702	—	—%
Other liabilities	17,750	24,097	(6,347)	(26)%

Total liabilities	1,725,537	1,913,526	(187,989)	(10)%

Shareholders’ equity:
Preferred equity	17,623	17,636	(13)	—%
Common equity and accumulated other
comprehensive loss	158,982	152,070	6,912	5%

Total shareholders’ equity	176,605	169,706	6,899	4%

Total liabilities and shareholders’ equity	$1,902,142	$2,083,232	$(181,090)	(9)%

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Average Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	Nine months ended
	September 30,
	2006	2005	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$41,889	$43,053	$(1,164)	(3)%
Federal funds sold	26,605	34,092	(7,487)	(22)%
Commercial paper due in less than 90 days	8,380	—	8,380	—%
Investment securities (HTM and AFS)	803,646	775,990	27,656	4%
Loans held for sale	509	31,818	(31,309)	(98)%
Loans	959,330	1,148,716	(189,386)	(16)%
Less: Allowance for loan losses	19,898	31,988	(12,090)	(38)%

Loans, net	939,432	1,116,728	(177,296)	(16)%
Goodwill	37,369	37,369	—	—%
Other assets	85,432	90,888	(5,456)	(6)%

Total assets	$1,943,262	$2,129,938	$(186,676)	(9)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$258,147	$274,596	$(16,449)	(6)%
Savings, money market, and interest-bearing checking	716,018	788,255	(72,237)	(9)%
Certificates of deposit	662,661	743,690	(81,029)	(11)%

Total deposits	1,636,826	1,806,541	(169,715)	(9)%
Short-term borrowings	35,984	32,674	3,310	10%
Long-term borrowings	62,774	76,026	(13,252)	(17)%
Junior subordinated debentures issued to unconsolidated
subsidiary trust	16,702	16,702	—	—%
Other liabilities	17,366	19,361	(1,995)	(10)%

Total liabilities	1,769,652	1,951,304	(181,652)	(9)%

Shareholders’ equity:
Preferred equity	17,626	17,666	(40)	—%
Common equity and accumulated other
comprehensive loss	155,984	160,968	(4,984)	(3)%

Total shareholders’ equity	173,610	178,634	(5,024)	(3)%

Total liabilities and shareholders’ equity	$1,943,262	$2,129,938	$(186,676)	(9)%